EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact :	David Riggs, CFO
eXegenics Inc.
(214) 358-2000

NASDAQ PANEL RENDERS DETERMINATION ON LISTING OF EXEG
Company Gains Extension to July to Regain Compliance

DALLAS, January 20, 2004 — eXegenics Inc. announced that Nasdaq has notified eXegenics that a Nasdaq Listings Qualification Panel has rendered an opinion that eXegenics is entitled to an extension (until July 25, 2004) to come into compliance with Marketplace Rule 4450(a)(5) which requires a $1.00 minimum share price for listing on The Nasdaq SmallCap Market. During this period, it will be necessary for the Company’s stock to trade at or above $1.00 per share for a minimum of 10 consecutive trading days to remain listed on the Nasdaq SmallCap Market. In their correspondence Nasdaq noted that the Panel’s determination was based on a “careful review of the entire record”, including an oral Company presentation made to the Panel on December 4, 2003, and a Company commitment to seek shareholder approval of a reverse stock split. Given the recent changes in the Company’s Board of Directors and audit committee the Panel has not yet rendered a determination with respect to the Company’s compliance with the independent director and audit committee composition requirements and, therefore, requested additional information in this regard.

Commenting on the Panel’s determination, Ronald L. Goode, Ph.D., CEO of eXegenics, said, “We are grateful that the independent Listings Qualification Panel acknowledged the Company’s compliance with all criteria for initial listing with the exception of the bid price. We have supplied Nasdaq with the additional corporate governance information requested, and the Company expects a definitive ruling on this matter in the near future.”

The new Board of Directors, working diligently with the officers of the Company (Dr. Goode and Mr. Riggs), has begun its review of the corporate records of the Company and composed several committees. Messrs. Benou (Chairman), Baron and Huntz comprise the audit committee; Messrs, Baron (Chairman) Spencer and Huntz comprise the compensation committee; and Messrs. Huntz (Chairman) and Spencer comprise the nominating committee. John Paganelli, the Chairman of the Board of Directors of the Company added “The Board is committed to maximizing the value of the Company and forging a stable path for the future.”

The Company has changed its corporate address to:

      2911 Turtle Creek Boulevard
      Suite 300
      Dallas, TX 75219

Safe Harbor

This release contains forward-looking statements. The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. eXegenics undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.